As filed with the United States Securities and Exchange Commission on February 22, 2022

Registration No. 333-227101

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-227101

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SEADRILL LIMITED

(Exact name of registrant as specified in its charter)

Bermuda	N/A
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Par-la-Ville Place, 4th Floor 14 Par-la-Ville Road Hamilton HM 08	N/A
(Address of principal executive offices)	(Zip code)

Seadrill Limited Employee Incentive Plan

(Full title of the plan)

Puglisi & Associates

Attention: Donald J. Puglisi

850 Library Avenue, Suite 204

Newark, Delaware 19711

(302) 738-6680

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Julian J. Seiguer, P.C.

Wayne E. Williams

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

(713) 836-3600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) is being filed by Seadrill Limited (the “Company”) to deregister all securities unsold under the Registration Statement on Form S-8 File No. 333-227101 filed on August 29, 2018 (the “Registration Statement”), registering 11,111,111 shares of common stock, par value $0.10 per share, of the Company.

As previously disclosed, on February 10, 2021, the Company and certain of its subsidiaries (together with the Company, the “Debtors”) commenced voluntary cases (the “Chapter 11 Cases”) under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas. The Debtors’ Chapter 11 Cases are jointly administered under the caption In re Seadrill Limited, et al., Case No. 21-30427.

As a result of the Chapter 11 Cases, the Company has terminated all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Company hereby removes from registration by means of this Post-Effective Amendment all of such securities registered but unsold under the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities and the Company hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Act”), the registrant has duly caused this Post-Effective Amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in London, the United Kingdom, on February 22, 2022. No other person is required to sign this Post-Effective Amendment to the Registration Statement on Form S-8 in reliance upon Rule 478 under the Act.

Seadrill Limited (Registrant)

By:	/s/ Stuart Jackson
Stuart Jackson
Authorized Signatory